Exhibit 10.1

FORM OF LOAN AND SECURITY AGREEMENT

dated as of

February 27, 2019

among

SCP Private Credit Income BDC SPV LLC, as Company

SCP Private Credit Income BDC LLC, as Parent

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

SCP Private Credit Income BDC LLC, as Servicer

Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Notice of Acquisition
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	Initial Portfolio Investments
Schedule 6	GICS Classifications

Exhibits

-ii-

Exhibit A	Form of Request for Advance

Annexes

Annex A	Definitions Annex

-iii-

LOAN AND SECURITY AGREEMENT dated as of February 27, 2019 (this “Agreement”) among SCP Private Credit Income BDC SPV LLC, as borrower (the “Company”); SCP Private Credit Income BDC LLC (the “Parent”), SCP Private Credit Income BDC LLC (the “Servicer”); the Lenders party hereto; Wells Fargo Bank, National Association, in its capacity as collateral agent (in such capacity, the “Collateral Agent”); Wells Fargo Bank, National Association, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”); Wells Fargo Bank, National Association, in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”) and JPMorgan Chase Bank, National Association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Servicer and the Company wish for the Company to acquire and finance certain corporate loans (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

Furthermore, the Company intends to enter into (x) a Sale Agreement (the “Seller Sale Agreement”), dated on or about the date hereof, between the Company and SCP Private Credit Income BDC LLC, (in such capacity, the “Seller”) and (y) other sale agreements (which may include trade tickets) conducted on an arms-length basis (the “Third Party Sale Agreements”, and together with the Seller Sale Agreement, the “Sale Agreements”) between the Company and certain Persons that are or are not Affiliates of the Company, in each case pursuant to which the Company shall from time to time acquire Portfolio Investments from the applicable seller.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) and its respective successors and permitted assigns (together with JPMCB, the “Lenders”) have agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

“Account Control Agreements” means, if applicable, (a) for each Collateral Account that is a deposit account, a deposit account control agreement in form and substance reasonably satisfactory to the Administrative Agent and (b) for each Collateral Account that is a securities account, a securities account control agreement in form and substance reasonably satisfactory to the Administrative Agent, in each case executed by (i) the Company, (ii) the Administrative Agent and (iii) the financial institution maintaining such Collateral Account.

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adjusted Applicable Margin” means the relevant stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2% per annum.

“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Company’s or the Servicer’s knowledge, threatened against or affecting the Company or the Servicer or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to the Company, include the obligors under any Portfolio Investment. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Columbia, MD).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amendment” has the meaning set forth in Section 6.03.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means the applicable margin for Advances denominated in U.S. Dollars or CAD, as applicable, as set forth on the Transaction Schedule.

“Bank” has the meaning set forth in Section 8.01(a).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, with respect to (i) U.S. Dollar denominated Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective

Rate in effect on such day plus 0.50%, and (ii) CAD denominated Advances, the Canadian Prime Rate. Any change in the applicable Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Canadian Prime Rate, respectively, shall be effective from and including the effective date of such change. In the event that the applicable Base Rate is below zero at any time during the term of this Agreement, it shall be deemed to be zero until it exceeds zero again.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowing Base Test” means a test that will be satisfied on any date of determination if the following is true:

Net Advance	≤ AR
Net Asset Value

Where:

AR = 58%.

“Broadly Syndicated Loan” means any Senior Secured Loan or Second Lien Loan governed by LSTA documentation for which at least three bid-side prices are available as determined by LoanX/Markit Group Limited on any Business Day of determination.

“BSL Adjustment Event” means that any Broadly Syndicated Loan subject to a BSL Value Event has had its collateral value adjusted following a Collateral Value Dispute.

“BSL Value Event” has the meaning given such term in the definition of Collateral Value.

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located; provided that, (i) with respect to any LIBO Rate related provisions herein or the payment, calculation or conversion of amounts denominated in GBP, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England and (ii) with respect to any provisions herein relating to the calculation or conversion of amounts denominated in CAD, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada.

“CAD” means Canadian dollars.

“Calculation Period” means the quarterly period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the last calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate published by Bloomberg Financial Markets Commodities News (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as reasonably determined by the Administrative Agent from time to time) at 10:15 a.m. Toronto time on such day and (ii) the CDOR Rate for thirty (30) days, plus 1% per annum; provided that if any of the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Calculation Period Start Date” means the first calendar day of January, April, July and October of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in April 2019.

“Cash Equivalents” means, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) any similar instruments (a) denominated in CAD or (b) issued or accepted by a similar Lender or commercial bank organized under the laws of Canada or any province thereof. Subject to the foregoing, Cash Equivalents may include investments in which the Collateral Agent or its Affiliates provide services and receive compensation.

“CDOR Rate” means, on any day, an annual rate of interest equal to the average rate applicable to CAD bankers’ acceptances for a three-month period (or, for purposes of the definition of the term “Canadian Prime Rate”, a thirty day period) that appears on the Reuters screen CDOR Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (the “CDOR Screen Rate”); provided that if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the date of this Agreement for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which (A) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company, (B) Solar Capital Partners, LLC or one of its Affiliates shall cease to be the investment advisor of the Parent or (C) the Managing Members (as defined in Parent’s limited liability company agreement) of Parent shall cease to be Affiliates, officers or employees of Solar Capital Partners, LLC.

“Charges” has the meaning set forth in Section 10.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 8.02(a).

“Collateral Accounts” has the meaning set forth in Section 8.01(a).

“Collateral Administrator” has the meaning set forth in the introductory section of this Agreement.

“Collateral Agent” has the meaning set forth in the introductory section of this Agreement.

“Collateral Principal Amount” means, on any date of determination, (A) the aggregate principal balance of the Portfolio, including the funded and unfunded balance on any Delayed Funding Term Loan or Revolving Loan, as of such date plus (B) the amounts on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds minus (C) the aggregate principal balance of all Ineligible Investments as of such date.

“Collateral Value” has the meaning set forth in Annex A hereto.

“Collateral Value Cure” means, on any date of determination, (i) the contribution by the Parent of additional Portfolio Investments (subject to the approval of the Administrative Agent) and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the contribution by the Parent of cash to the Company and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof (which amounts shall be deposited in the CV Cure Account), (iii) the sale by the Company of one or more Portfolio Investments in accordance with the requirements of this Agreement, (iv) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (v) any combination of the foregoing clauses (i), (ii), (iii) and (iv), in each case during the Collateral Value Cure Period, at the option of the Servicer, and in an amount such that after giving effect to all such actions the Loan to Value Ratio is less than or equal to the Collateral Value Cure Level specified on the Transaction Schedule; provided that, any

Portfolio Investment contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent). For the purposes of any request for approval of the Administrative Agent pursuant to clause (i) in the immediately preceding sentence, if the Company notifies the Administrative Agent upon the occurrence of a Collateral Value Trigger Event of the Parent’s intention to contribute a Portfolio Investment to the Company to cure such event and requests the related consent thereto, the Administrative Agent shall respond to such request no later than one (1) Business Day after such notice is received; provided if the Administrative Agent fails to respond within one (1) Business Day it shall be deemed not to have consented. In connection with any Collateral Value Cure, a Portfolio Investment shall be deemed to have been contributed to the Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to the Company and, in the reasonable judgment of the Servicer, such assignment will settle, within fifteen (15) Business Days thereof. The Servicer shall use its commercially reasonable efforts to effect any such assignment within such time period.

“Collateral Value Cure Failure” means the failure by the Company to effect a Collateral Value Cure as set forth in the definition of such term.

“Collateral Value Cure Period” means the period commencing on the Business Day on which the Servicer receives notice from the Administrative Agent (which if received after 2:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of a Collateral Value Trigger Event and ending at the close of business in New York two (2) Business Days thereafter.

“Collateral Value Dispute” has the meaning set forth in the definition of “Collateral Value”.

“Collateral Value Event” means (A) the occurrence of both of the following events (i) a Collateral Value Trigger Event and (ii) a Collateral Value Cure Failure or (B) if in connection with any Collateral Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof.

“Collateral Value Trigger Event” means an event that shall have occurred if the Administrative Agent has determined and notified the Servicer in writing as of any date that the Loan to Value Ratio is greater than the Collateral Value Trigger specified on the Transaction Schedule.

“Collection Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Commitment Increase Date” means any Business Day on which the Administrative Agent (in its sole discretion) approves in writing (which may be by email) a Commitment Increase Option Request.

“Commitment Increase Option Request” means, on any date during the Reinvestment Period, the request of the Company in writing (which may be by email) to the Administrative Agent and the Lenders for an increase of the Financing Commitments pursuant to Section 2.06; provided that the Company (in consultation with the Administrative Agent) shall determine the proposed effective date of any such increase in the Financing Commitments, which may be as early as ten Business Days after a Commitment Increase Option Request (or such shorter period as the Administrative Agent may agree in its sole discretion).

“Company” has the meaning set forth in the introductory section of this Agreement.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of February 27, 2019 entered into by Parent, as the sole equity member, and Donald Puglisi, as the Special Member (as defined therein).

“Concentration Limitation Excess” means, on any date of determination, without duplication, all or the portion of the principal amount of any Portfolio Investment (other than any Ineligible Investments) that exceeds any Concentration Limitation as of such date; provided that the Servicer shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided further that with respect to any Delayed Funding Term Loan or Revolving Loan, the Servicer shall select any term Portfolio Investment from the same obligor and/or any funded portion of the aggregate commitment amount of such Delayed Funding Term Loan or Revolving Loan before selecting any unfunded portion of such aggregate commitment amount; provided further that if the Servicer does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) determined by the Administrative Agent shall make up the Concentration Limitation Excess.

“Concentration Limitations” has the meaning set forth in Schedule 4.

“Credit Risk Party” has the meaning set forth in Article VII.

“Currency Shortfall” has the meaning set forth in Section 4.06(b).

“CV Cure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Default” has the meaning set forth in Section 1.03.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Company any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Company’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor under the underlying instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make such future advances to the obligor thereon expire or are terminated or reduced to zero; provided that upon the making of each installment, such portion shall no longer be deemed to be a “Delayed Funding Term Loan” for purposes of this Agreement.

“Deliver” (and its correlative forms) means the taking of the following steps by the Company or the Servicer:

(1) except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree, pursuant to this Agreement or an Account Control Agreement, if applicable, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2) In the case of any Loan, the Company shall deliver or cause a third party to deliver to the Securities Intermediary a facsimile or photocopy of a fully executed assignment agreement evidencing the acquisition by the Company of a Loan or a confirmation or certification from or on behalf of the Company to the effect that it has acquired such Loan and/or has received or will receive, and will deliver to the Securities Intermediary, appropriate Underlying Loan Documents constituting, evidencing or representing such Loan with an instruction to identify such Loan in its internal books and records without any position code. The Securities Intermediary shall identify such Loan in its internal books and records without associating it with a position code. The Securities Intermediary shall maintain in its books and records a list of all of the Loans in accordance with this Agreement (including identifying in its reports to the Company and the Administrative Agent the Loans which are not direct interests in loans under the collateral notation “Participation”), and shall make available to the Company and the Administrative Agent such list upon request. For avoidance of doubt, no Loans will be registered in the name of the Securities Intermediary. The Securities Intermediary shall have no responsibilities or duties whatsoever with respect to an Underlying Loan Document, except for such responsibilities as are expressly set forth herein. The Company shall instruct the administrative agent in respect of each Loan to make all payments receivable by the Company in respect of such Loan to the Collection Account or a Permitted Non-USD Currency Account, as applicable, or otherwise provide for the direct payment of such payments to the Collection Account or a Permitted Non-USD Currency Accounts, as applicable;

(3) in the case of Portfolio Investments consisting of money or instruments (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York or the State of Minnesota, or (y) a Person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in the State of New York or the State of Minnesota, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in the State of New York;

(4) in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Bank to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing control within the meaning of Section 9-104 of the UCC over such account in favor of the Collateral Agent pursuant to this Agreement or an Account Control Agreement, if applicable;

(5) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State; and

(6) in all cases by otherwise ensuring that (i) all steps, if any, required under applicable Law or reasonably requested by the Administrative Agent to ensure that this Agreement creates a valid, first priority Lien (subject only to Permitted Liens) on such Collateral in favor of the Collateral Agent, shall have been taken, and that such Lien shall have been perfected by filing and, to the extent applicable, possession or control and (ii) to the extent necessary, obtaining a consent from the applicable general partner, managing member, board of directors or any similar governing body authorizing and consenting to the pledge of the Collateral in accordance with the Loan Documents.

Notwithstanding clauses (1) and (3) above, the Company or the Servicer on its behalf shall ensure that all Portfolio Investments denominated in a Permitted Non-USD Currency and all proceeds thereof shall be deposited in or credited to the applicable Permitted Non-USD Currency Account.

“Designated Email Notification Address” means peteka@solarcapltd.com, provided that, so long as no Event of Default shall have occurred and be continuing and no Collateral Value Event shall have occurred, the Company may, upon at least five (5) Business Day’s written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate any other email address as the Designated Email Notification Address.

“Designated Independent Dealer” means J.P. Morgan Securities LLC; provided that, so long as no Collateral Value Event shall have occurred and no Event of Default shall have occurred and be continuing, the Servicer may, upon at least five (5) Business Day’s written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate another Independent Dealer as the Designated Independent Dealer.

“Dispute Bids” has the meaning set forth in the definition of “Collateral Value”.

“Disqualified Institution” means, at the time of any relevant assignment pursuant to Section 10.06(b) or participation pursuant to Section 10.06(c), as applicable, (a) any Person primarily engaged in the business of private investment management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct competition with the Company, the Servicer or the investment advisor of the Servicer, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, or which is a sponsor of, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) or (b) above serves as an investment advisor with discretionary investment authority, in each case of clause (a) through (c), other than (i) an Affiliate of the related assignor or seller of a participation, as applicable, (ii) a bank and (iii) an insurance company.

“Dollar Equivalent” means, with respect to any amount denominated in CAD, the amount of U.S. Dollars that would be required to purchase such amount of CAD using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

“EBITDA” means, with respect to the last four full fiscal quarters with respect to any Portfolio Investment, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the underlying instruments for each such Portfolio Investment, and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such underlying instruments, an amount, for the obligor on such Portfolio Investment and any parent that is obligated pursuant to the underlying instruments for such Portfolio Investment (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such four fiscal quarter period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring, unusual or non-cash charges consistent with the applicable compliance statements and financial reporting packages provided by such obligor, and (g) any other item the Servicer and the Administrative Agent mutually deem to be appropriate; provided that with respect to any obligor for which four full fiscal quarters of economic data are not available, EBITDA shall be determined for such obligor based on annualizing the economic data from the reporting periods actually available.

“Effective Date” has the meaning set forth in Section 2.04.

“Eligibility Criteria” has the meaning set forth in Section 1.03.

“Eligible Investments” has the meaning set forth in Section 4.01.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) the Company has underlying assets which constitute “plan assets” within the meaning of the Plan Asset Rules or (2) any of the Company or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or has any material liability with respect to, any Plan, except, solely with respect to clause (2), where doing so would not reasonably be expected to have a Material Adverse Effect.

“Event of Default” has the meaning set forth in Article VII.

“Excess Funded Amount” has the meaning set forth in Section 4.03(c)(ii).

“Excess Interest Proceeds” means, (i) on any Interest Payment Date, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the amount actually paid on such Interest Payment Date pursuant to Sections 4.05(a) and (b) and (ii) at any other time of determination, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 4.05(a) and (b) on the next Interest Payment Date, the next Additional Distribution Date or the Maturity Date, as applicable, in each case, as determined by the Company in good faith and in a commercially reasonable manner and verified by the Administrative Agent (which verification shall be deemed to be given upon the written confirmation of the Administrative Agent to a Permitted Distribution).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.03(f) and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, similar or related non-U.S. law that correspond to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of the Effective Date, between the Company and the Administrative Agent.

“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule, as such amounts may be increased from time to time pursuant to Section 2.06.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.

“GBP” means British Pounds.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.

“Indemnified Person” has the meaning specified in Section 5.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent): Bank of America/Merrill Lynch, Bank of Montreal, Barclays Bank, BNP Paribas, Citibank, Credit Suisse, Deutsche Bank, Goldman Sachs, HSBC, ING Group, Jefferies, JPMorgan, Morgan Stanley, Royal Bank of Canada, Royal Bank of Scotland, UBS, Wells Fargo and any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.

“Ineligible Investment” means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria; provided that with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an “Ineligible Investment” by reason of its failure to meet such waived criteria; provided further that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

“Initial Funding Date” means March 12, 2019 (or such later date agreed to by the Administrative Agent in its sole discretion).

“Initial Portfolio Investments” means the Portfolio Investments listed in Schedule 5.

“Interest Payment Date” has the meaning set forth in Section 4.03(b).

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the CV Cure Account or Unfunded Exposure Account or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“IRS” means the United States Internal Revenue Service.

“JPMCB” has the meaning set forth in the introductory section of this Agreement.

“Late Stage Venture Company” means, with respect to any Portfolio Investment at any time, an obligor in respect of such Portfolio Investment which is not free cash flow positive at such time.

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Lender Finance Portfolio Investment” means, any Portfolio Investment of which the obligor is in the commercial finance business and which is secured by a pledge of financial assets.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Liabilities” has the meaning set forth in Section 5.03.

“LIBO Rate” means, for each Calculation Period relating to an Advance, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period; provided that if the LIBO Screen Rate shall not be available at such time then the LIBO Rate for such Calculation Period shall be the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period available that is shorter than three months and (b) the LIBO Screen Rate for the shortest period available that is longer than three months, in each case, at such time.

“LIBO Screen Rate” means, for each Calculation Period relating to an Advance, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal to three months as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term and/or revolving loan agreement or other similar credit agreement.

“Loan to Value Ratio” means, as of any date of calculation, the ratio of (a) the Net Advances to (b) the Net Asset Value.

“Loan Documents” means this Agreement, the Sale Agreements, the Account Control Agreements, if any, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification.

“Margin Stock” has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, taken as a whole, of the Company, Parent or the Servicer, (b) the ability of the Company, Parent, the Seller or the Servicer to perform its obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the rights of or benefits available to the Agents or the Lenders under this Agreement or any of the other Loan Documents.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Collateral Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Minimum Funding Amount” means, on any date of determination, the amount set forth in the table below:

Period Start Date	Period End Date	Minimum Funding Amount (U.S.$)
Initial Funding Date	Two months following the Effective Date	$14,250,000

First day following the two month anniversary of the Effective Date	Last day of the Ramp-Up Period	$50,000,000

First day following the Ramp-Up Period	Last day of the Reinvestment Period	75% of the aggregate Financing Commitments

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation (iii) Murray Devine, (iv) Houlihan Lokey, and (v) Alvarez & Marsal; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Servicer; provided, further, that the Administrative Agent may remove any provider from this definition by written notice to the Company and the Servicer so long as, after giving effect to such removal, there are at least three providers designated pursuant to this definition.

“Net Advances” means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds.

“Net Asset Value” means, on any date of determination (after giving effect to Section 1.06), the sum of (A) with respect to each Portfolio Investment (both owned by the Company and in respect of which there is an outstanding Purchase Commitment that has not yet settled (except as set forth in clause (2) below)), other than the unfunded commitment amount of a Delayed Funding Term Loan or a Revolving Loan, the product of (x) the Collateral Value of each such Portfolio Investment multiplied by (y) the funded principal amount of each such Portfolio Investment plus (B) amounts then on deposit in the Unfunded Exposure Account (including cash and Eligible Investments), provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

“Non-Call Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, February 28, 2020.

“Non-Call Termination Event” means, at any time during the Reinvestment Period, that (i) the Company has properly delivered at least ten (10) Notices of Acquisition over the course of the prior twelve calendar month period, (ii) each Notice of Acquisition has satisfied the Eligibility Criteria and approval process set forth in this Agreement (other than any requirement to obtain the consent of the Administrative Agent), and (iii) the Administrative Agent has rejected at least 50% of such requests

(other than any request relating the acquisition of a Portfolio Investment with respect to which the obligor is a Late Stage Venture Company).

“Notice of Acquisition” has the meaning set forth in Section 1.02(a).

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning set forth in the introductory section of this Agreement.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participation Interest” means a participation interest in a Loan or a debt security.

“PATRIOT Act” has the meaning set forth in Section 2.04(f).

“Payment Date Report” has the meaning set forth in Section 4.05.

“Permitted CAD Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule in an applicable jurisdiction to hold cash, including Advances, or Portfolio Investments denominated in CAD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted GBP Accounts” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule in an applicable jurisdiction to hold cash or Portfolio Investments denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Distribution” means, on any Business Day, distributions of Interest Proceeds and/or Principal Proceeds (at the discretion of the Company) to the Parent (or other permitted equity holders of the Company); provided that (i) Interest Proceeds may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds, (ii) Principal Proceeds may only be distributed during the Reinvestment Period, (iii) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (iv) no Collateral Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (v) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Distribution), (vi) the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (vii) not more than four Permitted Distributions are made in any single Calculation Period, (viii) for Permitted Distributions of Principal Proceeds denominated in CAD, proportionate Advances denominated in CAD have been repaid and (ix) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral

Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied; provided that the Administrative Agent shall use commercially reasonable efforts to notify the Collateral Agent and the Collateral Administrator in writing (which may be by email) that it does or does not confirm that such conditions are satisfied within two (2) Business Days following delivery of written notice (which may be by email) of a proposed Permitted Distribution.

Notwithstanding the above, the Company may make Permitted RIC Distributions in accordance with this Agreement at any time.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) as to agented Portfolio Investments, Liens in favor of the agent on behalf of all the lenders of the related obligor, (d) Liens granted pursuant to or by the Loan Documents or (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements, netting arrangements or other amounts owing in connection with the maintenance or operation of any deposit or securities account .

“Permitted Non-USD Currency” means CAD and GBP.

“Permitted Non-USD Currency Accounts” means the Permitted CAD Account and the Permitted GBP Accounts.

“Permitted RIC Distributions” means distributions to the Parent (from the Collateral Accounts or otherwise) to the extent required to allow the Parent to make sufficient distributions to qualify as a RIC, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115% of the amounts that the Company would have been required to distribute to the Parent to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Company had qualified to be taxed as a RIC under the Code, (B) after the occurrence and during the continuance of an Event of Default, the amount of Permitted RIC Distributions made in any calendar quarter shall not exceed U.S.$1,500,000 (or such greater amount consented to by the Administrative Agent in its sole discretion), (C) amounts may be distributed pursuant to this definition only from Excess Interest Proceeds and Principal Proceeds and so long as (i) the Borrowing Base Test is satisfied immediately prior to and immediately after giving effect to such Permitted RIC Distribution, (ii) the Company gives at least one (1) Business Day’s prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator and (iii) the Company and the Administrative Agent have confirmed in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a

Permitted RIC Distribution set forth herein are satisfied and (D) amounts may be distributed pursuant to this definition from Principal Proceeds only during the Reinvestment Period.

“Permitted Servicer Successor” means an Affiliate of the Servicer that (i) utilizes principal personnel performing the duties required under the Loan Documents who are substantially the same individuals who would have performed the duties required under the Loan Documents if a Permitted Servicer Successor had not been appointed in accordance with the terms of this Agreement, (ii) has an ability to professionally and competently perform duties similar to those imposed on the Servicer under the Loan Documents and (iii) is legally qualified to act as Servicer and whose appointment as Servicer will not cause the Company to violate Applicable Law.

“Permitted Working Capital Lien” has meaning set forth in the definition of “Senior Secured Loan”.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “pension plan” (as such term is defined in Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established, maintained or contributed to by the Company, the Parent or any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Portfolio” means all Portfolio Investments Purchased hereunder and not otherwise sold or liquidated.

“Portfolio Investments” has the meaning set forth in the introductory section of this Agreement.

“Possessory Collateral” has the meaning set forth in the definition of “Deliver”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed to or deposited by the Company and Advances made in accordance herewith), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account.

“Priority of Payments” has the meaning set forth in Section 4.05.

“Proceeding” has the meaning set forth in Section 10.07(b).

“Purchase” means each acquisition of a Portfolio Investment hereunder (x) by way of a sale by the Seller to the Company pursuant to the Seller Sale Agreement, (y) by way of a purchase from any third party or any Affiliate of the Company or the Parent pursuant to an arms’ length transaction under a Third Party Sale Agreement or (z) by way of originating any Loan.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Ramp-Up Period” means the period from and including the Effective Date to, but excluding, August 27, 2019.

“Reference Rate” means (i) with respect to Advances denominated in U.S. Dollars, the LIBO Rate and (ii) with respect to Advances denominated in CAD, the CDOR Rate. The Reference Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator and the Servicer), and such determination shall be conclusive absent manifest error.

“Register” has the meaning set forth in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) February 27, 2022, (ii) the date on which a Collateral Value Event occurs, and (iii) the date on which an Event of Default occurs.

“Related Parties” has the meaning set forth in Section 9.01.

“Request for Advance” has the meaning set forth in Section 2.03(d).

“Required Lenders” means Lenders holding 51% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.

“Responsible Officer” means with respect to the Collateral Agent, the Collateral Administrator or the Securities Intermediary, any officer of the Collateral Agent, the Collateral Administrator or the Securities Intermediary customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and in each case having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the underlying instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“RIC” means a “regulated investment company” as defined in Section 851 of the Code.

“Sale Agreements” has the meaning set forth in the introductory section of this Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.

“Second Lien Loan” means a Loan (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related underlying instruments that are reasonable and customary for similar Loans) under Applicable Law (other than a Loan that is second priority to a Permitted Working Capital Lien) and (ii) the Servicer determines in good faith that the value of the collateral securing the Loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by the same collateral.

“Secured Party” has the meaning set forth in Section 8.02(a).

“Secured Obligation” has the meaning set forth in Section 8.02(a).

“Securities Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Securities Intermediary” has the meaning set forth in the introductory paragraph hereto.

“Seller” has the meaning set forth in the introductory section of this Agreement.

“Seller Sale Agreement” has the meaning set forth in the introductory section of this Agreement.

“Senior Secured Loan” means any Loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar Loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens permitted under the related underlying instruments that are reasonable and customary for similar Loans) in all other collateral under Applicable Law, and (iii) the Servicer determines in good faith that the value of the collateral for such Loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by a first priority Lien over the same collateral.

“Servicer” has the meaning set forth in the introductory section of this Agreement.

“Settlement Date” has the meaning set forth in Section 1.03.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, as of any date of determination, (x) with respect to actual currency exchange between U.S. Dollars and CAD or GBP, the applicable currency-U.S. Dollar rate available through Securities Intermediary’s banking facilities (or, if Securities Intermediary has notified the Administrative Agent and the Company that it will no longer provide such services or if Securities Intermediary or one of its affiliates is no longer the Collateral Agent, through such other source agreed to by the Administrative Agent in writing) and (y) with respect to all other purposes between U.S. Dollars and CAD or GBP, the applicable currency-U.S. Dollar spot rate that appeared on the Bloomberg screen (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day. The determination of the Spot Rate shall be conclusive absent manifest error.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party Sale Agreement” has the meaning set forth in the introductory section of this Agreement.

“Trade Date” has the meaning set forth in Section 1.03.

“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“Underlying Loan Documents” means with respect to any Loan, each loan agreement, promissory note, collateral security agreement, guarantee and any other agreement or document evidencing, securing, governing or executed in connection with such Loan, including without limitation, the agreements and instruments in respect of which the Company acquired such Loan.

“Unfunded Exposure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Funding Term Loan or Revolving Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan or Revolving Loan, as applicable.

“Unfunded Exposure Shortfall” means, on any date of determination, an amount equal to the greater of (x) 0 and (y) the aggregate Unfunded Exposure Amount for all Portfolio Investments minus the amounts on deposit in the Unfunded Exposure Account.

“U.S. Dollars” or “USD” means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).

“Withholding Agent” means the Company and the Administrative Agent.

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets.

ARTICLE I

THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. On the Effective Date, the Company may acquire the Initial Portfolio Investments from the Seller pursuant to the Seller Sale Agreement, subject to the conditions specified in this Agreement. From time to time during the Reinvestment Period, the Company may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for the Company’s account, all on and subject to the terms and conditions set forth herein.

SECTION 1.02. Procedures for Purchases and Related Advances.

(a) Timing of Notices of Acquisition. No later than three (3) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment to acquire any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (a “Purchase Commitment”), the Servicer, on behalf of the Company, shall deliver to the Administrative Agent a notice of acquisition (a “Notice of Acquisition”).

(b) Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Servicer and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c) Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of all Lenders, to reasonably request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Servicer and the Company (including via email) of its approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to a Notice of Acquisition (and, if approved, an initial determination of the Collateral Value for such Portfolio Investment; no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Notice of Acquisition and any information reasonably requested in connection therewith; provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent and (ii) the failure of the Administrative Agent to notify the Servicer and the Company of its approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition. The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit the Company from acquiring such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided that any Portfolio Investment not so approved prior to its Trade Date shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

SECTION 1.03. Conditions to Purchases . No Purchase Commitment or Purchase shall be entered into or made unless each of the following conditions is satisfied (or waived) as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment’s “Trade Date”):

(1) the information contained in the Notice of Acquisition accurately describes, in all material respects, such Portfolio Investment and such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the “Eligibility Criteria”);

(2) with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than the date that is fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) after such Trade Date;

(3) no Collateral Value Event has occurred and no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing, and the Reinvestment Period has not otherwise ended; and

(4) after giving pro forma effect to the Purchase of such Portfolio Investment and any related Advance, the Borrowing Base Test is satisfied.

If the above conditions to a Purchase Commitment or a Purchase are satisfied (or waived) by the Administrative Agent, the Servicer shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which such Purchase (if any)

shall settle (the “Settlement Date” for such Portfolio Investment) and, subject to Sections 2.04 and/or 2.05, as applicable, any related Advance shall be provided.

SECTION 1.04. Sales of Portfolio Investments. The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent, except that, subject to Section 6.02(w), the Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset without prior notice to, or consent from, the Administrative Agent so long as, (x) after giving effect thereto, no Collateral Value Trigger Event has occurred and no Default or Event of Default has occurred and is continuing and (y) the sale of such asset by the Company shall be on an arm’s-length basis at fair market value and in accordance with the Servicer’s standard market practices. In addition, subject to clauses (x) and (y) in the immediately preceding sentence, (a) within two (2) Business Days of any Revolving Loan or Delayed Funding Term Loan with an unfunded commitment becoming an Ineligible Investment, the Company shall (A) sell such Loan and pay any amount payable in connection with such sale or (B) deposit cash collateral in the Unfunded Exposure Account in an amount equal to the unfunded portion of such Loan and (b) upon the request of the Administrative Agent within two (2) Business Days of any other Loan becoming an Ineligible Investment, the Company shall sell such Loan and pay any amount payable in connection with such sale.

Notwithstanding anything in this Agreement to the contrary (but subject to this Section 1.04): (i) following the occurrence and during the continuance of an Event of Default, neither the Company nor the Servicer on its behalf shall have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Collateral Accounts (other than the transfer of funds from a Permitted Non-USD Currency Account to another Collateral Account in accordance with this Agreement) without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), (ii) following the occurrence of a Collateral Value Event, the Company shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that the Administrative Agent shall only require sales at the direction of the Required Lenders and at least equal to the then-current fair market value and in accordance with the Administrative Agent’s standard market practices) and the proceeds from such sales shall be used to prepay the Advances outstanding hereunder and (iii) following the occurrence of a Collateral Value Event, the Servicer shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other Person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement except with the prior written consent of the Administrative Agent. Any prepayments made pursuant to this paragraph shall automatically reduce the Financing Commitments as provided in Section 4.07(c).

In connection with any sale of Portfolio Investments required by the Administrative Agent following the occurrence of a Collateral Value Event, the Administrative Agent or a designee of the Administrative Agent shall:

(i) notify the Company at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments; and

(ii) direct the Company to sell such Portfolio Investments to the Designated Independent Dealer if the Designated Independent Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Dealer provides a bid to the Administrative Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis.

For purposes of this paragraph, the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Designated Independent Dealer if, in the Administrative Agent’s judgment (acting reasonably):

(A) either:

(x) the Designated Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or

(y) the Designated Independent Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or

(B) such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Designated Independent Dealer or (y) the inability, failure or refusal of the Designated Independent Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally. For the avoidance of doubt, the bid(s) provided by the Designated Independent Dealer may be provided on behalf of the Company, the Servicer, any Affiliate of the Servicer or any account or fund serviced or managed by the Servicer or an Affiliate of the Servicer if so agreed between the Designated Independent Dealer and any such Person.

In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect of the application of net proceeds of any such sales). None of the Administrative Agent, the Lenders, the Collateral Administrator, the Securities Intermediary, the Collateral Agent or any Affiliate of any thereof shall incur any liability to the Company, the Servicer or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate Applicable Law.

SECTION 1.05. Certain Assumptions relating to Portfolio Investments. For purposes of all calculations hereunder, any Portfolio Investment for which the Trade Date in respect of a sale thereof by the Company has occurred, but the Settlement Date for such sale has not occurred, shall be considered to be owned by the Company until such Settlement Date.

SECTION 1.06. Valuation of Permitted Non-USD Currency Portfolio Investments. For purposes of all valuations and calculations hereunder, the principal amount and Collateral Value of all Portfolio Investments and Eligible Investments denominated in a Permitted Non-USD Currency and proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account shall be converted to U.S. Dollars at the Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable. Additionally, for all calculations of Net Advances hereunder, the principal amount of outstanding Advances denominated in CAD shall for the purposes of such determination be equal to the Dollar Equivalent amount.

SECTION 1.07. Currency Equivalents Generally. For purposes of determining (a) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (b) the aggregate unutilized amount of the Financing Commitments and (c) except in connection with the calculation of Net Advances as described in Section 1.06, the outstanding aggregate principal amount of Advances, the outstanding principal amount of any Advances that are denominated in CAD shall be deemed to be the Dollar Equivalent of the amount of CAD of such Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Advance is denominated in CAD, such amount shall be the Dollar Equivalent of such CAD (rounded to the nearest 1,000 units of CAD).

ARTICLE II

THE ADVANCES

SECTION 2.01. Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Lender hereby severally agrees to make available to the Company Advances, in U.S. Dollars or CAD, in an aggregate amount outstanding not exceeding the amount of such Lender’s Financing Commitment. The Financing Commitments shall terminate on the earliest of (a) the close of business on the last day of the Reinvestment Period, (b) the Maturity Date and (c) the occurrence of a Collateral Value Event.

SECTION 2.02. [Reserved].

SECTION 2.03. Advances; Use of Proceeds.

(a) Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 and/or an Advance set forth in Section 2.05 as of (i) the related Trade Date and/or (ii) the Advance date, as applicable, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the Company on the related Settlement Date (or otherwise on the related Advance date if no Portfolio Investment is being acquired on such date) as provided herein.

(b) Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c) The Company shall use the proceeds of the Advances received by it hereunder to purchase the Portfolio Investments identified in the related Notice of Acquisition or to make advances to the obligor of Delayed Funding Term Loans or Revolving Loans in accordance with the underlying instruments relating thereto; provided that, if the proceeds of an Advance are deposited in the Collection Account (or, in the case of Advances denominated in CAD, the Permitted CAD Account) as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written direction from the Servicer, the Collateral Agent shall apply such proceeds (x) subject to the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03, to purchase Portfolio Investments (including to fund unfunded Delayed Funding Term Loans) prior to the next date on which funds must be applied pursuant to Section 4.05 or (y) as provided in Section 4.05. The proceeds of the Advances shall not be used for any other purpose.

(d) With respect to any Advance, the Servicer shall, on behalf of the Company, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

(e) [Reserved].

(f) If two Business Days prior to the end of the Reinvestment Period, there exists any Unfunded Exposure Amount, then the Servicer, on behalf of the Company, shall be deemed to have requested an Advance on such date, and the Lenders shall make a corresponding Advance on the last day of the Reinvestment Period (with written notice to the Collateral Administrator by the Administrative Agent) in accordance with Article III in amount, to be deposited in the Unfunded Exposure Account, equal to the least of (i) the aggregate Unfunded Exposure Amount, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that the Borrowing Base Test is satisfied after giving effect to such Advance; provided that, if the Company provides evidence to the Administrative Agent (satisfactory to the Administrative Agent in its reasonable discretion) that it has cash from other sources that is available in accordance with the terms of this Agreement to make any such future advances in respect of any Delayed Funding Term Loan or Revolving Loan, then the amount of any such Advance shall be reduced by the amount of such funds. After giving effect to such Advance, the Company shall cause the proceeds of such Advance and cash from other sources that are available in accordance with the terms of this Agreement in an amount equal to the aggregate Unfunded Exposure Amount to be deposited in the Unfunded Exposure Account.

(g) If, at any time, the Unfunded Exposure Amount exceeds 5% of the Collateral Principal Amount, the Company shall deposit, within two Business Days thereof, cash collateral in the Unfunded Exposure Account in an amount equal to such excess.

SECTION 2.04. Conditions to Effective Date. Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion) on or prior to March 12, 2019 (or such later date agreed to by the Administrative Agent in its sole discretion):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Loan Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Loan Documents have been executed and are in full force and effect, and that the initial sales and contributions contemplated by the Seller Sale Agreement shall have been consummated in accordance with the terms thereof.

(c) Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of counsel for the Company, the Servicer and the Parent, covering such matters relating to the transactions contemplated hereby and by the other Loan Documents as the Administrative Agent shall reasonably request (including, without limitation, certain bankruptcy matters) in writing.

(d) Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Company, the Parent and the Servicer as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the Parent and the Servicer and any other legal matters relating to the Company, the Parent, the Servicer, this Agreement or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on the applicable date set forth in the Fee Letter, including the fee payable pursuant to Section 4.03(e) and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by the Company hereunder.

(f) PATRIOT Act, Etc. (i) To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification.

(g) Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder.

(h) Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name the Company as debtor and that are filed in the jurisdiction in which the Company is organized, (ii) a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Seller as debtor which cover any of the Portfolio Investments (other than any liens thereon that will be released on the Effective Date) and (iii) such other searches that the Administrative Agent deems necessary or appropriate.

(i) Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of the Company, certifying that the conditions set forth in Sections 2.05(4) and 2.05(6) have been satisfied on and as of the Effective Date.

(j) Other Documents. Such other documents as the Administrative Agent may reasonably require.

SECTION 2.05. Conditions to Advances. No Advance shall be made unless each of the following conditions is satisfied as of the proposed date of such Advance:

(1) the Effective Date shall have occurred;

(2) the Company shall have delivered a Request for Advance in accordance with Section 2.03(d);

(3) no Collateral Value Event has occurred

(4) no Default or Event of Default has occurred and is continuing;

(5) the Reinvestment Period has not ended;

(6) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date; and

(7) after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(x) the Borrowing Base Test is satisfied;

(y) the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule; and

(z) in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$2,000,000; provided that the amount of the initial Advance on the Initial Funding Date shall be not less than U.S.$14,250,000.

(8) the outstanding principal amount of all Advances denominated in a Permitted Non-USD Currency does not exceed an amount equal to the product of (i) 15%, and (ii) the Financing Commitments then in effect.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Servicer shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which any Advance shall be provided. For the avoidance of doubt, so long as the conditions set forth in Sections 2.04 and/or 2.05, as applicable, have been satisfied, the Lenders shall not be relieved of their obligation to provide Advances in respect of any Portfolio Investment for which the conditions to purchase set forth in this Section 1.03 have been satisfied (or waived) as of the Trade Date therefor solely due to any failure of such Portfolio Investment to settle on the Settlement Date proposed therefor.

SECTION 2.06. Commitment Increase Option. The Company may, at any time during the Reinvestment Period, submit a Commitment Increase Option Request for an increase in the Financing Commitment to up to $400,000,000, subject to satisfaction of the following conditions precedent:

(a) the Administrative Agent (in its sole discretion) approves in writing (which may be by email) such Commitment Increase Option Request;

(b) no Collateral Value Event shall have occurred and no Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;

(c) the Borrowing Base Test is satisfied on and as of the Commitment Increase Date;

(d) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(e) no optional prepayment shall have occurred pursuant to Section 4.03(c) in connection with a Non-Call Termination Event prior to the Commitment Increase Date;

(f) the Company shall have paid to the Administrative Agent on the Commitment Increase Date, for the account of each Lender, the applicable upfront fee as set forth in the Fee Letter and, once paid, such fees or any part thereof shall not be refundable under any circumstances;

(g) any Commitment Increase Option Request shall be in an amount not less than $75,000,000; and

(h) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c), (d) and (f)(ii) on the Effective Date.

ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE ADVANCES

SECTION 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds to the Collateral Agent for deposit to the Collection Account (or, in the case of Advances denominated in CAD, the Permitted CAD Account). Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may borrow and prepay Advances. The Company may, during the Reinvestment Period, reborrow Advances subject to the terms and conditions set forth herein.

(b) Interest on the Advances. Subject to Section 3.01(h), all outstanding Advances shall bear interest (from and including the date on which such Advance is made to but excluding the Maturity Date or, if earlier, the date on which such Advance is repaid) at a per annum rate equal to the applicable Reference Rate for each Calculation Period in effect plus the relevant Applicable Margin for Advances set forth on the Transaction Schedule; provided that, following the occurrence and during the continuance of an Event of Default, all outstanding Advances and any unpaid interest thereon shall bear interest (from and including the date of such Event of Default to but excluding the Maturity Date or, if earlier, the date on which such Advance is repaid) at a per annum rate equal to the Reference Rate for each Calculation Period in effect plus the Adjusted Applicable Margin; provided further that, for purposes of this Section 3.01(b), if the aggregate amount of outstanding Advances at any time is less than the Minimum Funding Amount, the amount of outstanding Advances at such time shall be deemed to equal the Minimum Funding Amount.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the applicable currency thereof. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register (the “Register”) in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (3) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d) Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder in any applicable currency, then (1) the obligation of such Lender or the Administrative Agent hereunder to fund or maintain Advances in such currency shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender in such applicable currency shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to the applicable Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances subject to such Reference Rate shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the applicable Base Rate plus the relevant Applicable Margin for Advances set forth on the Transaction Schedule; provided, further that no breakage costs shall be payable in connection with this Section 3.01(e).

(f) Increased Costs.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(C) subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes and (y) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material (which demand shall be accompanied by a statement setting forth the basis for such demand; provided that in no event shall any Lender be required to provide any information or documentation to the extent such Lender reasonably determines providing the same would constitute a breach by such Lender of confidentiality obligations), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(v) Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f) or additional amounts under Section 3.03; provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi) If any Lender (A) provides notice of unlawfulness or requests compensation under clause (e) above or this clause (f) or (B) defaults in its obligation to make Advances hereunder, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, prepay the Advances of such Lender or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such prepayment or assignment.

(g) No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future Taxes imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

(h) Alternate Rate of Interest. (i) If prior to the commencement of any Calculation Period: (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining a Reference Rate (including, without limitation, because such Reference Rate is not available or published on a current basis) for such Calculation Period or (y) the Administrative Agent is advised by the Required Lenders that the applicable Reference Rate for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period; then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance in such currency is requested, such Advance shall accrue interest at the applicable Base Rate plus the relevant Applicable Margin for Advances set forth on the Transaction Schedule.

(ii) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in Section 3.01(h)(i)(x) have arisen and such circumstances are unlikely to be temporary or (y) the circumstances set forth in Section 3.01(h)(i)(x) have not arisen but the supervisor for the administrator of a Reference Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such Reference Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to such Reference Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such changes shall not include a reduction in the relevant Applicable Margin). Notwithstanding anything to the contrary in Section 10.05, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (ii) (but, in the case of the circumstances described in clause (y) of the first sentence of this Section 3.01(h)(ii), only to the extent the Reference Rate for deposits in the applicable currency and such Calculation Period is not available or published at such time on a current basis), if any Advance is requested, such advance shall accrue interest at the applicable Base Rate plus the relevant Applicable Margin for Advances set forth on the Transaction Schedule.

SECTION 3.02. [Reserved].

SECTION 3.03. Taxes.

(a) Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Company, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Company. The Company shall indemnify each Lender and/or the Administrative Agent, as the case may be, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) an executed IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Company or the Parent within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(E) The Administrative Agent shall deliver to the Company an electronic copy of an IRS Form W-9 upon becoming a party under this Agreement. The Administrative Agent represents to the Company that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-3(a)(3)(iii) and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV

COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to the Collection Account or applicable Permitted Non-USD Currency Account. To the extent Interest Proceeds are received other than by deposit into the Collection Account, the Company shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Collection Account all Interest Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Servicer; provided that Interest Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Account. Interest Proceeds on deposit in the Permitted Non-USD Currency Accounts and not required for interest payments in the same currency in accordance with Section 4.03 on the immediately succeeding Interest Payment Date (or such later date, as reasonably determined by the Servicer) shall be converted to U.S. Dollars at the Spot Rate no later than two (2) Business Days prior to each Interest Payment Date, each Additional Distribution Date and the Maturity Date and deposited into the Collection Account for application as described above at the written direction of the Company or the Servicer on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Collateral Value Event, the Administrative Agent).

Interest Proceeds shall be retained in the Collection Account (or any Permitted Non-USD Currency Account, as applicable) and held in cash and/or invested (and reinvested) at the written direction of the Company (or the Servicer on its behalf) delivered to the Collateral Agent in U.S. Dollar-denominated (or CAD-denominated, in the case of the Permitted CAD Account) Cash Equivalents selected by the Servicer (unless an Event of Default has occurred and is continuing or a Collateral Value Event has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the then-current Calculation Period.

Interest Proceeds on deposit in the Collection Account (or any Permitted Non-USD Currency Account, as applicable) shall be withdrawn by the Collateral Agent (at the written direction of the Company or the Servicer on its behalf (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Collateral Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement or (ii) to make Permitted Distributions or Permitted RIC Distributions in accordance with this Agreement.

SECTION 4.02. Principal Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Principal Proceeds to the Collection Account or a Permitted Non-USD Currency Account, as applicable. To the extent Principal Proceeds are received other than by deposit into the Collection Account, the Company shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Collection Account all Principal Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Servicer; provided that Principal Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Account. Other than amounts allocated to purchase a Permitted Non-USD Currency Portfolio Investment following the satisfaction of the conditions precedent set forth in Section 1.03 (and only for the fifteen (15) Business Day period set forth therein), Principal Proceeds on deposit in the Permitted Non-USD Currency Accounts shall be (a) converted to the U.S. Dollars at the Spot Rate no later than (x) two (2) Business Days prior to (i) each Interest Payment Date, if the unfunded portion of the applicable Delayed Funding Term Loan or Revolving Loan has been fully funded and (ii) the Scheduled Termination Date, (y) the Maturity Date, if the Maturity Date occurs prior to the Scheduled Termination Date and (z) each Additional Distribution Date and (b) deposited into the Collection Account for application as described above at the written direction of the Company or the Servicer on its behalf (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Collateral Value Event, the Administrative Agent).

All Principal Proceeds shall be retained in the Collection Account (or any Permitted Non-USD Currency Account, as applicable) and held in cash and/or invested (and reinvested) at the written direction of the Administrative Agent in Eligible Investments selected by the Servicer (unless an Event of Default has occurred and is continuing or a Collateral Value Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Principal Proceeds on deposit in the Collection Account (or any Permitted Non-USD Currency Account, as applicable) shall be withdrawn by the Collateral Agent (at the written direction of the Company or the Servicer on its behalf (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Collateral Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement, (ii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement, (iii) to be deposited into the Unfunded Exposure Account or (iv) during the Reinvestment Period to make Permitted Distributions in accordance with this Agreement or (v) to make Permitted RIC Distributions in accordance with this Agreement, in each case with prior notice to the Administrative Agent. For the avoidance of doubt, Principal Proceeds received in connection with the sale of any Portfolio Investment pursuant to Section 1.04 following a Collateral Value Event shall be used to prepay Advances as set forth therein at the written direction of the Administrative Agent.

SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee.

(a) The Company shall pay the unpaid principal amount of the Advances in cash in the currency in which each relevant Advance was made (together with accrued interest thereon) to the Administrative Agent for the account of each Lender on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Collateral Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b) Accrued interest on the Advances shall be payable in arrears on each Interest Payment Date, each Additional Distribution Date and on the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the proviso to Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. “Interest Payment Date” means the fifth Business Day after the last day of each Calculation Period. Each payment of interest on an Advance shall be made in the currency in which such Advance was made.

(c) (i) Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances in whole or in part (A) on any Business Day following the occurrence of any of the events set forth in Section 4.03(c)(ii)(B)-(E) or (B) on any Business Day following the Non-Call Period, subject to the payment of the premium described in clause (ii) below (if applicable), up to but not more than seven times during any Calculation Period during the Reinvestment Period. The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to Section 4.03(c)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Collateral Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$1,000,000 or such lesser amount as is outstanding. Prepayments shall be accompanied by accrued and unpaid interest.

(ii) Each prepayment or commitment reduction pursuant to Section 4.03(c)(i)(B) and Section 4.07(a)(B) that is made after the Non-Call Period and prior to the second anniversary of the Effective Date, whether in full or in part, shall be accompanied by a premium equal to 1.5% of the principal amount of such prepayment or commitment reduction and, at the request of any Lender in respect of any prepayment on a date other than an Interest Payment Date, any costs incurred by it in respect of the breakage of its funding at the applicable Reference Rate for the related Calculation Period; provided that no such premium shall be payable (A) with respect to any prepayment (or portion thereof) that does not exceed the positive difference (if any) of (x) the then-current aggregate outstanding principal amount of the Advances over (y) the then-current Minimum Funding Amount (the “Excess Funded Amount”), (B) with respect to any prepayment or commitment reduction, as applicable, following JPMCB’s resignation or removal as the Administrative Agent pursuant to Section 9.01, (C) with respect to any refinancing of the Facility with the proceeds of another similar asset based facility whereby JPMCB or any Affiliate thereof is the administrative agent and the lender thereof, (D) in connection with a Collateral Value Cure or following the occurrence of a Non-Call Termination Event or (E) following the occurrence of more than 5 BSL Adjustment Events in any twelve calendar month period.

(d) The Company agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender), a commitment fee in accordance with the Priority of Payments which shall accrue at 0.875% per annum (or, during the period from and including the date of this Agreement to the last day of the Ramp-Up Period, 0.50% per annum) on the average daily unused amount of the Financing Commitment of such Lender during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate; provided that, for the avoidance of doubt, if the Effective Date has not occurred on or before March 12, 2019, or such later date agreed to by the Administrative Agent in its sole discretion, the accrued commitment fees shall be payable on the later of March 12, 2019 or such later date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Company agrees to pay the Administrative Agent on the terms and the dates set forth in the Fee Letter, for the account of each Lender, the applicable upfront fees set forth in the Fee Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f) Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(i). All such prepayments shall be made in the currency of the applicable Advances and accompanied by accrued and unpaid interest in the same currency, and with respect to each currency shall be applied to the repayment of the longest outstanding Advance in such currency.

(g) Notwithstanding any other provision of this Agreement, each optional repayment by the Company of an Advance hereunder may only be made if, after giving effect to such repayment, the outstanding principal amount of Advances denominated in CAD does not exceed an amount equal to the product of (i) 15% and (ii) the Financing Commitments then in effect.

SECTION 4.04. CV Cure Account.

(a) The Company shall cause all cash received by it in connection with a Collateral Value Cure to be deposited in the CV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the CV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the CV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). All amounts contributed to the Company by Parent in connection with a Collateral Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b) Amounts on deposit in the CV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company or the Servicer on its behalf (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Collateral Value Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, following the occurrence and during the continuance of an Event of Default after the declaration of the Advances then outstanding to be due and payable pursuant to Article VII or following the occurrence of a Collateral Value Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the CV Cure Account if the Borrowing Base Test is not satisfied (or would not be satisfied after such withdrawal).

SECTION 4.05. Priority of Payments. On (w) each Interest Payment Date, (x) the Maturity Date, (y) each Agent Business Day after the occurrence of a Collateral Value Event and (z) each Agent Business Day after the occurrence of an Event of Default and the declaration of the Secured Obligations as due and payable (each date set forth in clauses (y) and (z) above, an “Additional Distribution Date”), the Collateral Agent shall distribute all amounts in the Collection Account (and, any Interest Proceeds and/or Principal Proceeds then on deposit in the Permitted CAD Account) pursuant to the applicable Payment Date Report in the following order of priority (the “Priority of Payments”):

(a) Using Interest Proceeds to pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder (including fees, out-of-pocket expenses and indemnities) and (ii) second, any other accrued and unpaid fees and out-of-pocket expenses and indemnities (including due to the Servicer) (other than the commitment fee payable to the Lenders, but including Lender indemnities) due hereunder, up to a maximum amount under this clause (a) of U.S.$50,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter);

(b) to pay interest due in respect of the Advances and any increased costs and commitment fees payable to the Lenders (pro rata based on amounts due);

(c) to pay (i) on each Interest Payment Date, all prepayments of the Advances permitted or required under this Agreement (including any applicable premium) and (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date), principal of the Advances until the Advances are paid in full;

(d) prior to the end of the Reinvestment Period, at the direction of the Servicer, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amounts;

(e) to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein;

(f) to make any Permitted Distributions or Permitted RIC Distributions directed pursuant to this Agreement; and

(g) (i) on any Interest Payment Date, to deposit any remaining amounts in the Collection Account (or, with respect to any such amounts denominated in CAD, in the Permitted CAD Account) as Principal Proceeds or Interest Proceeds, as applicable, and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company.

(h) Subject to Section 4.06(b), with respect to any amounts payable under Sections 4.05(a) through (g) above resulting from an Advance denominated in CAD, such amounts shall be first paid using Interest Proceeds and/or Principal Proceeds denominated in CAD from the Permitted CAD Account.

With respect to each distribution pursuant to this Section 4.05, the Company (or Servicer on behalf of the Company) shall provide to the Administrative Agent and the Collateral Agent no later than three (3) Business Days prior to the date of distribution, a detailed reporting setting forth the proposed application of funds to be made pursuant to the foregoing Priority of Payments (the “Payment Date Report”). Upon approval by the Administrative Agent, the Payment Date Report shall constitute instructions to the Collateral Agent to make such distributions on the Payment Date pursuant to the Payment Date Report.

SECTION 4.06. Payments Generally(a) .

(a) All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Servicer of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Servicer. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Servicer, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. Subject to Section 4.03, all payments hereunder shall be made in U.S. Dollars. Subject to Sections 4.01 and 4.02, all amounts in any Permitted Non-USD Currency Account to be disbursed hereunder will be converted to U.S. Dollars at the Spot Rate no later than (x) two (2) Business Days prior to (i) each Interest Payment Date, if the unfunded portion of the applicable Delayed Funding Term Loan or Revolving Loan has been fully funded and (ii) the Scheduled Termination Date, (y) the Maturity Date, if the Maturity Date occurs prior to the Scheduled Termination Date and (z) each Additional Distribution Date. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) If after receipt of an invoice from the Administrative Agent pursuant to Section 4.06(a) and at least one (1) Business Day prior to any Interest Payment Date or the Maturity Date, the Collateral Agent shall have notified the Company, the Collateral Administrator and the Administrative Agent that the Company does not have a sufficient amount of funds in CAD on deposit in the Permitted CAD Account that will be needed (1) to pay to the Lenders all of the amounts required to be paid in CAD on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in the Permitted Non-USD Currency required for such payment (a “Currency Shortfall”), then, so long as no Event of Default shall have occurred and be continuing and no Collateral Value Event has occurred, the Company shall exchange (or shall direct the Collateral Agent to exchange), in each case with the consent of the Administrative Agent, amounts in U.S. Dollars held in the Collection Account, for CAD in an amount necessary to cure such Currency Shortfall. Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or the Maturity Date, as applicable, and shall be made at the Spot Rate. If for any reason the Company shall have failed to effect any such currency exchange by such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.

(c) At any time following the occurrence of a Collateral Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Securities Intermediary or the Bank, as applicable, to exchange amounts held in each Permitted Non-USD Currency Account for U.S. Dollars or to exchange amounts held in the Collateral Accounts for one or more Permitted Non-USD Currencies, in each case at the Spot Rate for application hereunder.

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a) The Company shall be entitled at its option, (A) on any Business Day following the occurrence of any of the events set forth in Section 4.03(c)(ii)(B)-(E) or (B) after the

Non-Call Period and, in the case of any termination or reduction pursuant to this clause (B) prior to the second anniversary of the Effective Date, subject to the payment of the premium described in Section 4.03(c)(ii) (if applicable), and, in each case, upon three (3) Business Days’ prior written notice to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) to either (i) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premium and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (ii) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances; provided that the premium described in clause (B) above shall not be payable following the occurrence of any of the events set forth in Section 4.03(c)(ii)(B)-(E). In addition, the Financing Commitments shall be automatically and irrevocably reduced by the amount of any prepayment of Advances pursuant to Section 4.03(c)(i)(B) that exceeds the Excess Funded Amount.

(b) The Financing Commitments shall be automatically and irrevocably reduced on the date of any prepayment made in accordance with the definition of “Collateral Value Cure” in an amount equal to the amount of such prepayment.

(c) The Financing Commitments shall be automatically and irrevocably reduced by all amounts that are used to prepay or repay Advances following the occurrence of a Collateral Value Event or an Event of Default.

(d) All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(e) The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

ARTICLE V

THE SERVICER

SECTION 5.01. Appointment and Duties of the Servicer. The Company hereby appoints the Servicer as its servicer under this Agreement and to perform the servicing functions of the Company set forth herein, and the Servicer hereby accepts such appointment. For so long as no Collateral Value Event has occurred and no Event of Default has occurred and is continuing and subject to Section 1.04, the services to be provided by the Servicer shall consist of (x) supervising the Portfolio, including communicating with obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Portfolio and otherwise managing the Portfolio on behalf of the Company, delivering Notices of Acquisition on behalf of and in the name of the Company and (y) acting on behalf of the Company for all other purposes hereof and the transactions contemplated hereby. The Servicer agrees to comply with all covenants and restrictions imposed on the Company herein and in each other Loan Document. The Company hereby irrevocably appoints the Servicer its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for herein. Without limiting the foregoing:

(a) The Servicer shall perform its obligations hereunder with reasonable care, using a degree of skill no less than: (A) the standards, policies and procedures that the Servicer reasonably believes to be customarily followed by institutional managers of national standing relating to assets of the nature and character of the Portfolio, and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; and

(b) The Servicer shall not (and shall not cause the Company to) take any action that it knows or reasonably should know would (1) violate the constituent documents of the Company, (2) violate any law, rule or regulation applicable to the Company, (3) require registration of the Company as an “investment company” under the Investment Company Act of 1940, or (4) cause the Company to violate the terms of this Agreement, any other Loan Document or any instruments relating to the Portfolio Investments.

The Servicer may employ third parties (including its Affiliates) to render advice (including investment advice) and assistance to the Company and to perform any of the Servicer’s duties hereunder, provided that the Servicer shall not be relieved of any of its duties or liabilities hereunder regardless of the performance of any services by third parties. For the avoidance of doubt, neither the Administrative Agent nor any Lender shall have the right to remove or replace the Servicer as servicer hereunder.

SECTION 5.02. Servicer Representations as to Eligibility Criteria; Etc. The Servicer agrees to comply with all covenants and restrictions imposed on the Company hereunder and not to act in contravention of this Agreement. The Servicer represents to the other parties hereto that (a) as of the Trade Date for each Portfolio Investment purchased, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and, except as otherwise permitted hereunder, the Concentration Limitations shall be satisfied (unless otherwise consented to by the Administrative Agent) and (b) all of the information contained in the related Notice of Acquisition is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Company by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Servicer.

SECTION 5.03. Indemnification. The Servicer shall indemnify and hold harmless the Company, the Agents and the Lenders and their respective affiliates, directors, officers, agents and employees (each, an “Indemnified Person”) from and against any and all losses, claims, demands, damages or liabilities of any kind, including legal fees and disbursements (collectively, “Liabilities”), and shall reimburse each such Indemnified Person on a current basis for all reasonable and documented expenses (including reasonable and documented fees and disbursements of counsel), incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action, suit, claim or proceeding, relating to or arising out of (a) any breach by the Servicer of any of its obligations hereunder and (b) the failure of any of the representations or warranties of the Servicer set forth herein to be true when made or when deemed made or repeated, except to the extent that such Liabilities or expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. Except as set forth in the immediately preceding sentence to the extent such Indemnified Person incurs such Liabilities from a third party, in no event shall the Servicer be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Servicer has been advised of such loss or damage and regardless of the form of action. For the avoidance of doubt, without limiting clauses (a) or (b) of this Section 5.03, in no event shall the Servicer be liable for any Liabilities arising solely from the performance of the Portfolio Investments.

This Section 5.03 shall survive the termination of this Agreement and the repayment of all amounts owing to the Secured Parties hereunder.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties. The Company (and, with respect to clauses (a) through (e), (l), (n)(x), (o), (t) through (w) and (aa), the Servicer and, with respect to clauses (z) and (dd), the Parent) represents to the other parties hereto solely with respect to itself that as of the date hereof and each Trade Date (or as of such other date as maybe expressly set forth below):

(a) it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;

(b) the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated herein and therein have been duly authorized by it and this Agreement and each other Loan Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and the consummation of the transactions contemplated herein and therein do not conflict with the provisions of its governing instruments and will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d) it is not subject to any Adverse Proceeding;

(e) it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(f) it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g) it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h) it has no Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;

(i) (x) it does not have underlying assets which constitute “plan assets” within the meaning of the Plan Asset Rules; and (y) neither it nor any ERISA Affiliate has within the last six years sponsored, maintained, contributed to, or been required to contribute to and does not have any liability with respect to any Plan, except, solely with respect to clause (y), where doing so would not reasonably be expected to have a Material Adverse Effect;

(j) as of the date of this Agreement it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k) it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect;

(l) it has complied with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio except when noncompliance would not reasonably be expected to have a Material Adverse Effect;

(m) it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments (as measured at their time of acquisition), (ii) acquired by the Company as permitted hereunder, or (iii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(n) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; (y) no information (other than projections, forward-looking information, general economic data, industry information or information relating to third parties that are not obligors under Portfolio Investments) heretofore furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished by a third party, to the Company’s actual knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (z) as of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

(o) all of the conditions to the acquisition of the Portfolio Investments specified in Section 1.03 have been satisfied or waived;

(p) the Company has timely filed all Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records;

(q) the Company is and will be treated as a disregarded entity for U.S. federal income tax purposes;

(r) the Company is and will be wholly owned by the Parent, which is a U.S. Person;

(s) prior to the date hereof, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations and activities incidental thereto;

(t) neither it nor any of its Subsidiaries is (i) a Sanctioned Person; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance with all applicable Sanctions and also in compliance with all applicable provisions of the PATRIOT Act;

(u) the Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries, and their agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and, to the Company’s knowledge, their respective employees, members and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. None of (i) the Company, any of its Subsidiaries or any of their respective directors, officers or managers or (ii) to the knowledge of the Company, any employee of the Company or any of its Subsidiaries, or any agent of the Company or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v) the Loan Documents represent all of the material agreements between the Servicer, the Parent and the Seller, on the one hand, and the Company, on the other. The Company has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Permitted Liens) and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Company as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto, as necessary or advisable in connection with the Seller Sale Agreement or which has been terminated;

(w) the Company is not relying on any advice (whether written or oral) of any Lender, Agent or any of their respective Affiliates in connection with the Loan Documents or the transactions contemplated thereby;

(x) there are no judgments for Taxes with respect to the Company and no claim is being asserted with respect to the Taxes of the Company except to the extent that any such claim is being contested in compliance with clause (p) above;

(y) upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in any Collateral acquired with the proceeds of such Advance, free and clear of any adverse claim (other than Permitted Liens) or restrictions on transferability;

(z) The Parent (i) is not required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) has elected to be treated as a business development company for purposes of the Investment Company Act of 1940, as amended;

(aa) [Reserved];

(bb) no ERISA Event has occurred;

(cc) all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock; and

(dd) The Parent complies and will comply in all material respects with applicable asset coverage and other leverage limits under the Investment Company Act of 1940, as amended, as interpreted by the Securities and Exchange Commission and its staff from time to time.

SECTION 6.02. Covenants of the Company and the Servicer. The Company (and, with respect to clauses (e), (g), (h), (k), (o), (r) and (gg), the Servicer):

(a) shall at all times: (i) maintain at least one Independent Director (as defined in the Company LLC Agreement); (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from Parent and any other Person (although, in connection with certain advertising and marketing, it may be identified as a subsidiary of Parent); (iv) have a board of directors separate from that of Parent and any other Person; (v) file its own Tax returns, if any, as may be required under Applicable Law, to the extent that the Company is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law; (vi) not commingle its assets with the assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in connection with certain regulatory filings, advertising and marketing, it may be identified as a subsidiary of Parent); (viii) maintain separate financial statements except to the extent that its financial and operating results are consolidated with those of Parent in consolidated financial statements; provided that all audited financial statements of Parent that are consolidated to include the Company will contain detailed notes clearly stating that (x) all of the Company’s assets are owned by the Company and (y) the Company is a separate legal entity; (ix) pay its own liabilities only out of its own funds; (x) not hold out its credit or assets as being available to satisfy the obligations of others; (xi) maintain separate office space (which may be a separately identified area in office space shared with one or more Affiliates of the Company) and allocate fairly and reasonably any overhead expenses for shared office space; (xii) use separate stationery, invoices and checks; (xiii) not pledge its assets to secure the obligations of any other Person; (xiv) correct any known misunderstanding regarding its separate identity; (xv) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and (except as permitted by this Agreement, the Fee Letter and the other

Loan Documents) pay its operating expenses and liabilities from its own assets; (xvi) cause its Board of Directors to meet or act pursuant to written consent and keep minutes of such meetings and actions, in each case in accordance with Delaware limited liability company formalities, and observe in all material respects all other Delaware limited liability company formalities; (xvii) not acquire the obligations or any securities of its Affiliates; (xviii) cause the directors, officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company and (xix) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents.

(b) shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a) including, other than with respect to any warrants received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit the Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment unless in accordance with the Loan Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.

(c) shall take all actions consistent with and shall not take any action contrary to the “Facts and Assumptions” sections in the opinions of Latham & Watkins LLP, dated the date hereof, relating to certain true sale and non-consolidation matters;

(d) shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;

(e) shall comply with all Anti-Corruption Laws and applicable Sanctions and shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and its Subsidiaries and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(f) shall not amend (1) any of its constituent documents or (2) any document to which it is a party in any manner that would reasonably be expected to adversely affect the Lenders in any material respect, without, in each case, the prior written consent of the Administrative Agent;

(g) shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Loan Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except for Permitted Liens;

(h) shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement;

(i) shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j) shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction in which such qualification is material to its business and necessary to protect the validity and enforceability of the Loan Documents or any of the Collateral;

(k) shall comply with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l) shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;

(m) except for Investments permitted by Section 6.02(u)(C) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n) shall (i) conduct its affairs so that its underlying assets do not constitute “plan assets” within the meaning of the Plan Asset Rules, and (ii) not sponsor, maintain, contribute to or be required to contribute to, or have any liability (including on account of an ERISA Affiliate) with respect to, any Plan;

(o) except for the security interest granted hereunder and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Company (other than Permitted Liens);

(p) shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information: (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Parent’s annual report Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available, (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated statements of income of the Parent and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Parent’s quarterly report Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made available and (iii) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request;

(q) shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(r) shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request, and at the Company’s expense (subject to a cap of $50,000 in any 12-month period for so long as no Event of Default has occurred and is continuing and no Collateral Value Event has occurred, (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person’s performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters (including, if requested by the Administrative Agent, quarterly telephone conferences with representatives of the Company with respect to review of the Portfolio Investments). The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Company’s or the Servicer’s business and operations. So long as no Event of Default has occurred and is continuing and no Collateral Value Event has occurred such visits and inspections shall occur only (i) upon five (5) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. Following the occurrence of a Collateral Value Event or following the occurrence and during the continuance of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day’s prior notice will be required before any inspection which shall occur during normal business hours;

(s) shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t) shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Permitted Distributions and Permitted RIC Distributions subject to the other requirements of this Agreement;

(u) shall not make or hold any Investments, except the Portfolio Investments or Investments (A) constituting Eligible Investments (measured at the time of acquisition) acquired in accordance with this Agreement, (B) that have been consented to by the Administrative Agent or (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(v) shall not request any Advance, and the Company shall not directly, or to the knowledge of the Company indirectly, use, and shall procure that its directors, officers, employees and agents shall not directly or indirectly use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(w) other than pursuant to the Seller Sale Agreement, shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction and at fair market value);

(x) shall post on a password protected website or deliver via email to the Administrative Agent, with respect to each obligor in respect of a Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement or any other Loan Document, any management discussion and analysis provided by such obligor and any financial reporting packages and notifications of credit events with respect to such obligor and with respect to each Portfolio Investment for such obligor (including any attached or included information, statements and calculations), in each case within five (5) Business Days of the receipt thereof by the Company or the Servicer; provided that the Company shall post on a password protected website maintained by the Servicer to which the Administrative Agent will have access and deliver via email to the Administrative Agent notice of any credit event relating to an obligor promptly upon (and in no event later than three (3) Business Days after) obtaining knowledge thereof. The Company shall cause the Servicer to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Servicer);

(y) shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder);

(z) shall only have partners or owners that are treated as U.S. Persons or that are disregarded entities owned by a U.S. Person and shall not recognize the transfer of any interest in the Company that constitutes equity for U.S. federal income tax purposes to a Person that is not a U.S. Person;

(aa) shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all Persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file a UCC financing statement listing ‘all assets of the debtor’ (or substantially similar language) in the collateral description of such financing statement;

(bb) shall ensure that all Portfolio Investments denominated in a Permitted Non-USD Currency and all proceeds thereof are at all times deposited in or credited to a Permitted Non-USD Currency Account except to the extent that any such proceeds are transferred to another Collateral Account in accordance with this Agreement or any such Portfolio Investment is sold in accordance with this Agreement;

(cc) shall not hire any employees;

(dd) shall not maintain any bank accounts or securities accounts other than the Collateral Accounts;

(ee) except as otherwise expressly permitted herein, shall not cancel or terminate any of the material underlying instruments in respect of a Portfolio Investment to which it is party or beneficiary (in any capacity), or consent to or accept any cancellation or termination of any of such agreements unless (in each case) the Administrative Agent shall have consented thereto in writing in its sole discretion;

(ff) shall not make or incur any capital expenditures except as reasonably required to perform its functions in accordance with this Agreement;

(gg) shall not act on behalf of, a country, territory, entity or individual that, at the time of such act, is a Sanctioned Country or Sanctioned Person. The Company does not own and will not acquire, and the Servicer will not cause the Company to own or acquire, any security issued by, or interest in, any Sanctioned Country or Sanctioned Person; and

(hh) shall give notice to the Administrative Agent in writing promptly upon (and, with respect to clauses (1) and (2) below, in no event later than one (1) Business Day after and with respect to clauses (3) and (4) below, in no event later than three (3) Business Days after) becoming aware of the occurrence of any of the following:

(1) any Adverse Proceeding;

(2) any Default or Event of Default;

(3) any adverse claim asserted against the Collateral Agent’s Lien over any of the Portfolio Investments, the Collateral Accounts or any other Collateral; and

(4) any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

SECTION 6.03. Amendments of Portfolio Investments, Etc. If the Company or the Servicer receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related underlying instrument or rights thereunder (each, an “Amendment”) with respect to any Portfolio Investment or any related underlying instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent; provided that if an Amendment relates solely to an operational or mechanical issue, the Company or the Servicer, as applicable, may notify the Administrative Agent promptly upon execution thereof. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Servicer shall deem appropriate under the circumstances; provided that if an Event of Default has occurred and is continuing or a Collateral Value Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Lenders) shall instruct (it being understood that if the terms of the related underlying instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following the Company’s receipt thereof, the Company shall promptly provide to the Administrative Agent copies of all executed amendments to underlying instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and (x) solely in the case of interest, such failure continues for a period of three (3) Business Days following such failure and (y) solely in the case of amounts other than principal and interest, such failure continues for a period of two (2) Business Days following the earlier of (i) the Company or the Servicer becoming aware thereof and (ii) receipt of written notice by the Company or the Servicer of such failure;

(b) any representation or warranty made or deemed made by or on behalf of the Company, the Servicer, or the Seller (collectively, the “Credit Risk Parties”) herein or in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute a failure) and, other than in the case of any representation or warranty set forth in clauses (a), (b), (c), (f), (h), (j), (v), (y) or (cc) of Section 6.01, if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such inaccuracy;

(c) (A) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a)(i) through (vii), (xi), (xiv) or (xix), (b)(i) through (iv), (d), (f), (h), (i), (l), (m), (o), (t), (v), (w), (cc) or (hh) or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause, if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure;

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company;

(h) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days after the date on which the right to appeal has expired;

(i) an ERISA Event occurs;

(j) a Change of Control occurs;

(k) the Company shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l) the Servicer (unless a Permitted Servicer Successor or, with the prior written consent of the Administrative Agent, any other party is appointed as a successor thereto) (i) resigns as Servicer under this Agreement, (ii) assigns any of its obligations or duties as Servicer in contravention of the terms of this Agreement or (iii) otherwise ceases to act as Servicer in accordance with the terms of this Agreement;

(m) the Loan to Value Ratio is greater than 75%;

(n) (i) failure of the Company to fund the Unfunded Exposure Account when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f), (ii) failure of the Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan or Revolving Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement) or (iii) failure of the Company to fund the Unfunded Exposure Account when required in accordance with Section 2.03(g); provided that the failure of the Company to undertake any action set forth in clause (n)(i) or (n)(ii) is not remedied within three (3) Business Days; or

(o) failure of the Company to comply with clause (a) of the last sentence of the first paragraph of Section 1.04 and such failure is not remedied within three (3) Business Days;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII

COLLATERAL ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Collateral Accounts; Agreement as to Control.

(a) Establishment and Maintenance of Collateral Accounts. The Company hereby appoints the Securities Intermediary to establish, and the Securities Intermediary does hereby establish, each of the Collection Account, the Permitted CAD Account, the Permitted GBP Accounts, the CV Cure Account, the Unfunded Exposure Account and the Securities Account (collectively, the “Collateral Accounts”). The Securities Intermediary agrees to maintain the Collateral Accounts as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC), in the name of the Company subject to the lien of the Collateral Agent under this Agreement. In the event any Collateral Account is re-characterized as a deposit account, the Securities Intermediary agrees to maintain such Collateral Account as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC) (in such capacity, the “Bank”), in the name of the Company subject to the lien of the Collateral Agent under this Agreement. The Securities Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts and deposit accounts for others and in that capacity has established the Collateral Accounts.

(b) Collateral Agent in Control of Collateral Accounts. Each of the parties hereto hereby agrees that (1) each Collateral Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the Uniform Commercial Code in effect in the State of New York (the “UCC”)), (2) all property credited to any Collateral Account shall be treated as a financial asset for purposes of Article 8 of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Collateral Account. Except as provided in Section 8.01(h) below, the parties hereto agree that the Securities Intermediary shall act only on entitlement orders or other instructions with respect to the Collateral Accounts originated by the Collateral Agent and no other Person (and without further consent by any other Person); and the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Collateral Account. The only permitted withdrawals from the Collateral Accounts shall be in accordance with the provisions of this Agreement.

(c) Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Collateral Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The property credited to any Collateral Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Collateral Accounts, and (2) the face amount of any checks which have been credited to any Collateral Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d) Property Registered, Indorsed, etc. to Securities Intermediary. All securities or other property represented by a certificated security, promissory note or an instrument underlying any financial assets credited to any Collateral Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Collateral Account be registered in the name of the Company, payable to the order of the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

(e) Jurisdiction; Governing Law of Collateral Accounts. The establishment and maintenance of each Collateral Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) shall be the State of New York. As permitted by Article 4 of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (the “Hague Conversion”), the parties hereto agree that the law of the State of New York shall govern each Securities Account and the issues specified in Article 2(1) of the Hague Convention. The provisions of the immediately preceding sentence shall be construed as an amendment to any other account agreement governing any Securities Account. Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.

(f) No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties under this Agreement other than those expressly set forth in this Section 8.01, and the Securities Intermediary shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without gross negligence, fraud, reckless disregard or willful misconduct. Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers. The Securities Intermediary shall be subject to all of the rights, protections and immunities given to the Collateral Agent hereunder, including indemnities. In the event the Securities Intermediary receives instructions from the Company to effect a securities transaction as contemplated in 12 CFR 12.1, the Company acknowledges that upon its written request and at no additional cost, it has the right to receive the notification from the Securities Intermediary after the completion of such transaction as contemplated in 12 CFR 12.4(a) or (b). The Company agrees that, absent specific request, such notifications shall not be provided by the Securities Intermediary hereunder, and in lieu of such notifications, the Securities Intermediary shall make available periodic account statements in the manner required by this Agreement.

(g) Ownership of Collateral Accounts; Tax Forms. For the avoidance of doubt, each Collateral Account (including income, if any, earned on the investments of funds in such Collateral Account) will be owned by the Company, for federal income tax purposes. The Company is required to provide to the Securities Intermediary (i) an IRS Form W-9 or appropriate IRS Form W-8 no later than the date of this Agreement, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of the Securities Intermediary as may be necessary (x) to reduce or eliminate the imposition of U.S. withholding taxes and (y) to permit the Securities Intermediary to fulfill its tax reporting obligations under applicable law with respect to the Collateral Accounts or any amounts paid to the Company. If any IRS form or other documentation previously delivered becomes obsolete or inaccurate in any respect, the Company shall timely provide to the Securities Intermediary accurately updated and complete versions of such IRS forms or other documentation. Wells Fargo Bank, National Association, both in its individual capacity and in its capacity as Securities Intermediary, shall have no liability to the Company or any other person in connection with any tax withholding amounts paid or withheld from the Collateral Accounts pursuant to applicable law arising from the Company’s failure to timely provide an accurate, correct and complete IRS Form W-9 or an appropriate IRS Form W-8, as applicable, or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Collateral Accounts absent the Securities Intermediary having first received the IRS forms and other documentation required by this paragraph.

(h) Investment of Funds on Deposit in the Unfunded Exposure Account. All amounts on deposit in the Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the Company (or the Servicer on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence and during the continuance of an Event of Default or following a Collateral Value Event, all amounts on deposit in the Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent.

(i) Unfunded Exposure Account.

(i) Amounts may be deposited into the Unfunded Exposure Account from time to time in accordance with Section 4.05. Amounts shall also be deposited into the Unfunded Exposure Account as set forth in Section 2.03(f) or Section 2.03(g).

(ii) While no Event of Default has occurred and is continuing and no Collateral Value Event has occurred and subject to satisfaction of the Borrowing Base Test (after giving effect to such release), the Servicer may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator), the release of funds on deposit in the Unfunded Exposure Account (i) for the purpose of funding the Company’s unfunded commitments with respect to Delayed Funding Term Loans and Revolving Loans, for deposit into the Collection Account and (ii) so long as no Unfunded Exposure Shortfall exists or would exist after giving effect to the withdrawal. Following the occurrence and during the continuance of an Event of Default and the declaration of the Secured Obligations then outstanding to be due and payable pursuant to Article VII or following the occurrence of a Collateral Value Event, at the written direction of the Administrative Agent (at the direction of the Required Lenders) (with a copy to the Collateral Administrator), the Securities Intermediary shall transfer all amounts in the Unfunded Exposure Account to the Collection Account to be applied pursuant to Section 4.05. Upon the direction of the Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in the Unfunded Exposure Account in excess of outstanding funding obligations of the Company shall be released to the Collection Account to prepay the outstanding Advances.

SECTION 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents, the Lenders, the Collateral Administrator and the Securities Intermediary (collectively, the “Secured Parties”) under this Agreement and the other Loan Documents (collectively, the “Secured Obligations”), the Company hereby pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including, without limitation: (1) each Portfolio Investment, (2) all of the Company’s interests in the Collateral Accounts and, in each case, all investments, obligations and other property from time to time credited thereto, (3) the Sale Agreements, any other Loan Document and all rights related to each such agreement, (4) all other property of the Company and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including

Delivering such securities, monies or other property to the Collateral Agent); and (3) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent, the Lenders and the Collateral Agent, at the expense of the Company, legal opinions from Latham & Watkins LLP or other counsel reasonably acceptable to the Administrative Agent and the Lenders, as to the perfection and priority of the Collateral Agent’s security interest in any of the Collateral.

(c) Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Lenders) do any of the following:

(i) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or its designee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Required Lenders) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(ii) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof;

(iii) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv) Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral;

(v) Take control of any proceeds of the Collateral;

(vi) Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

(vii) Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

(d) Compliance with Restrictions. The Company and the Servicer agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company and the Servicer further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Servicer for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company and the Servicer hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f) Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Company or the Servicer herein.

(h) Termination. Upon the payment in full of all Secured Obligations and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

ARTICLE IX

THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each,

an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties at the direction of the Administrative Agent.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

No Agent or the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby or that such Agent is required by the terms of this Agreement to exercise as directed in writing by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Lenders, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent (except insofar as provided to it as Agent hereunder) or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Lenders (or such other number or percentage of Lenders that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any matter, including any Default, Event of Default, Collateral Value Event or failure of the Borrowing Base Test unless and until a Responsible Officer has actual knowledge thereof, or has received written notice thereof from the Company, a Lender or the Administrative Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each

Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria or the Concentration Limitations, or the conditions to any purchase hereunder in any instance, or to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. No Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent with due care. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the “Related Parties”) for such Agent. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days’ notice to each other agent, the Lenders, the Servicer and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing and no Collateral Value Event has occurred, the consent of the Servicer. If no successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent on behalf of the Lenders may (with, so long as no Event of Default has occurred and is continuing and no Collateral Value Event has occurred, the consent of the Servicer) appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring agent gives notice of its resignation, such agent may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations hereunder. After the retiring agent’s resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent and the Securities Intermediary may be removed at any time with 30 days’ notice by the Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Lenders and the Servicer. Upon any such removal, the Company shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by the Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may (with, so long as no Event of Default has occurred and is continuing and no Collateral Value Event has occurred, the consent of the Company) appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed agent, and the removed agent shall be discharged from its duties and obligations hereunder. After the removed agent’s removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

Upon the request of the Company or the Administrative Agent or the successor agent, such retiring or removed agent shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed agent, and shall duly assign, transfer and deliver to such successor agent all property and money held by such retiring or removed agent hereunder. Upon request of any such successor agent, the Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. In connection with any payment, the Collateral Agent and the Collateral Administrator are entitled to rely conclusively on any Payment Date Report approved by the Administrative Agent or any other instructions provided to them by the Administrative Agent.

The rights, protections and immunities given to the Agents in this Section 9.01 and Section 9.02 shall likewise be available and applicable to the Securities Intermediary and the Collateral Administrator.

SECTION 9.02. Additional Provisions Relating to the Collateral Agent, the Collateral Administrator and the Securities Intermediary.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Lenders) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein and the Administrative Agent may direct the Collateral Agent in writing to take any action incidental thereto; provided that in each case the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to Applicable Law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, issuing such instruction make provision reasonably satisfactory to the Collateral Agent for payment of same. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent.

If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent shall request written instructions from the Administrative Agent as to the course of action desired by it. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder.

(b) Custody and Preservation. The Collateral Agent is required to hold in custody and preserve the Collateral in its possession pursuant to the terms of this Agreement. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent,

the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d) Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Lenders, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the purchaser at such sale.

(e) Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Servicer, may agree in writing, subject to the Priority of Payments. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney’s fees, in connection with this Agreement and the transactions contemplated hereby, subject to the Priority of Payments.

(f) Execution by the Collateral Agent and the Collateral Administrator. The Collateral Agent and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent and Collateral Administrator hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder. Any organization or entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party and any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Agent shall be the successor Collateral Agent hereunder without execution or filing of any paper or any further act of any of the parties hereto; provided that such surviving entity meets the requirements of a successor Collateral Agent set forth in Section 9.01.

(g) Reports by the Collateral Administrator. The Company hereby appoints Wells Fargo Bank, National Association as Collateral Administrator and directs the Collateral Administrator to prepare the reports substantially in the form reasonably agreed by the Company, the Collateral Administrator and the Administrative Agent.

(h) Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Servicer, the Administrative Agent, the Company or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent or the Collateral Administrator, as applicable, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Servicer and the other parties hereto (other than the Administrative Agent acting at the direction of the Required Lenders) hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by the Company or against the Company by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement, no recourse under any obligation, covenant or agreement of the Company or the Servicer contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Company, the Servicer or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company and (with respect to the express obligations of the Servicer hereunder) the Servicer and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Servicer or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Servicer contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Company or the Servicer of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

SECTION 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

SECTION 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a) The Company shall pay (1) all fees and reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the reasonable and documented fees, charges and disbursements of outside counsel for each Agent, the Collateral Administrator and the Securities Intermediary, and such other local counsel as required for the Agents. the Collateral Administrator and Securities Intermediary, collectively, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and the Lenders, including the fees, charges and disbursements of outside counsel for each Agent, the Collateral Administrator, the Securities Intermediary and such other local counsel as required for all of them, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of outside counsel for each Indemnitee and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by the Company or the Servicer hereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, (2) any Advance or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (i) from the gross negligence, fraud or willful misconduct of such Indemnitee or (ii) solely from the failure of the Portfolio Investments to perform. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, any Advance or the use of the proceeds thereof.

(d) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.05. Amendments. Subject to Section 3.01(h)(ii), no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Company, the Agents, the Collateral Administrator, the Required Lenders and the Servicer; provided, however, that any amendment to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence and during the continuance of an Event of Default or following the occurrence of a Collateral Value Event and which would not result in an increase or decrease in the rights, duties or liabilities of the Servicer shall not be required to be executed by the Servicer; provided further that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion; provided further that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties, protections or immunities; provided further that any Material Amendment shall require the prior written consent of each Lender affected thereby.

SECTION 10.06. Successors; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Servicer, the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and, other than as set forth in Section 5.01, the Servicer may not assign or otherwise transfer any of its rights or obligations hereunder (other than to a Permitted Servicer Successor) without the prior written consent of the Administrative Agent (not to be unreasonably withheld). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to any other Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and, in the case of an assignment to a Disqualified Institution, the Servicer; provided that (i) no consent of the Administrative Agent shall be required for an assignment of any Financing Commitment to an assignee that is a Lender (or any Affiliate thereof) with a Financing Commitment immediately prior to giving effect to such assignment and (ii) no consent of the Servicer shall be required following the occurrence and during the continuance of an Event of Default or following the occurrence of a Collateral Value Event.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender and the Servicer, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may sell participations to one or more banks or other entities (a “Lender Participant”) (with, in a case of any Lender Participant that is a Disqualified Institution, the consent of the Servicer; provided that no consent of the Servicer shall be required following the occurrence and during the continuance of an Event of Default or following the occurrence of a Collateral Value Event) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that subject to clause (c) above no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or any successor provision. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Lender Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Lender Participant.

SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL

RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.08. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.09. PATRIOT Act. Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or Agent to identify the Company in accordance with the PATRIOT Act.

SECTION 10.10. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. . Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used herein:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SCP Private Credit Income BDC SPV LLC, as Company

By
Name:
Title:

SCP Private Credit Income BDC LLC, as Parent

By
Name:
Title:

SCP Private Credit Income BDC LLC, as Servicer

By
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Intermediary

By
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Administrator

By
Name:
Title:

SCHEDULE 2

Contents of Notices of Acquisition

Each Notice of Acquisition shall include the following information for the related Portfolio Investment(s):

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Nick Rapak

Email: de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Michael Grogan

Email: NA_Private_Financing_Diligence@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Nick Rapak

cc:

Wells Fargo Bank, National Association, as Collateral Agent

Wells Fargo Bank, National Association, as Collateral Administrator

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of February 27, 2019 (as amended, the “Agreement”), among SCP Private Credit Income BDC SPV LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), SCP Private Credit Income BDC LLC, as servicer (the “Servicer”), the lenders party thereto and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, the Servicer hereby [requests approval for the Company to acquire][notifies the Administrative Agent of the Company’s intention to acquire] the following Portfolio Investment(s):1

Fund
Issuer / Obligor
Jurisdiction
Identifier (LoanX; CUSIP)
Requested Notional Amount
Asset Class
Current Pay (Y/N)
Syndication Type
Lien
Tranche Size
Price
Spread / Coupon
Base Rate
LIBOR Floor
Maturity
GICS3 Industry
LTM EBITDA (In Millions)
LTM Capital Expenditures (in Millions)
Leverage Through Tranche (Net)
Currency Type
Spot Rate

[1]	[Note: Solar to complete as applicable.]

To the extent available, we have included herewith (1) the material underlying instruments (including the final credit agreement and collateral and security documents) relating to each such Portfolio Investment, (2) an audited financial statement for the previous most recently ended three years of the obligor of each such Portfolio Investment to the extent available, or alternatively a quality of earnings report prepared by an accredited accounting firm, (3) quarterly statements for the previous most recently ended four fiscal quarters of the obligor of each such Portfolio Investment, (4) pro forma financial statements for the applicable one year period, if prepared, (5) any appraisal or valuation reports conducted by third parties in connection with the proposed investment by the Company, (6) applicable “proof of existence” details (if reasonably requested by the Administrative Agent), and (7) investment committee memo. The Servicer acknowledges that it will provide such other information from time to time reasonably requested by the Administrative Agent.

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement are satisfied.

Very truly yours,

SCP PRIVATE CREDIT INCOME BDC LLC, as Servicer

By
Name:
Title:

SCHEDULE 3

Eligibility Criteria

1.

Such obligation is a Loan and is not a Synthetic Security, a Zero-Coupon Security, a Structured Finance Obligation, a Participation Interest (or, for the avoidance of doubt, any other unsecured obligation of an obligor) or a Letter of Credit.

2.

Such obligation does not require the making of any future advance or payment by the Company to the issuer thereof or any related counterparty except in connection with a Delayed Funding Term Loan or a Revolving Loan, in each case denominated in U.S. Dollars.

3.	Such obligation is eligible to be entered into by, sold or assigned to the Company and pledged to the Collateral Agent.

4.	Such obligation is purchased at a price that is at least 80% of the par amount of such obligation.

5.	Such obligation is denominated and payable in an Eligible Currency and is issued by a company organized in an Eligible Jurisdiction.

6.

It is an obligation upon which no payments are subject to deduction or withholding for or on account of any withholding Taxes imposed by any jurisdiction unless the related obligor is required to make “gross-up” payments that cover the full amount of any such withholding Taxes (subject to customary conditions to such payments which the Company (or the Servicer on behalf of the Company) in its good faith reasonable judgment expects to be satisfied).

7.

Such obligation is not subject to an event of default (as defined in the underlying instruments for such obligation) in accordance with its terms (including the terms of its underlying instruments after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) and no Indebtedness of the obligor thereon ranking pari passu with or senior to such obligation is in default with respect to the payment of principal or interest or is subject to any other event of default that would trigger a default under the related loan agreement (after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) (a “Defaulted Obligation”).

8.	The timely repayment of such obligation is not subject to non-credit-related risk as determined by the Servicer in its good faith and reasonable judgment.

9.

It is not at the time of purchase or commitment to purchase the subject of an offer other than an offer pursuant to the terms of which the offeror offers to acquire a debt obligation in exchange for consideration consisting solely of cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest.

10.	Such obligation is not an equity or debt security and does not provide, on the date of acquisition, for conversion or exchange at any time over its life into an equity security.

11.	Such obligation provides for periodic payments of interest thereon in cash at least semi-annually.

12.	Such obligation will not cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended.

13.	The Portfolio Investment has been Delivered to the Collateral Agent.

14.

The Administrative Agent is an “Eligible Assignee” (as such term, or comparable term, is defined in the documents evidencing any Portfolio Investment) and such Portfolio Investment is otherwise permitted to be entered into by, sold or assigned to the Administrative Agent.

15.

In the event that the administrative agent and/or the obligor in respect of a Portfolio Investment is an Affiliate of the Servicer, the Company shall have delivered to the Administrative Agent an assignment agreement duly executed by such administrative agent and/or obligor, naming the Administrative Agent as assignee.

16.

In the case of any obligor with respect to any Portfolio Investment that is a Late Stage Venture Company, such obligor (a) is in the early-stage commercial phase and whose principal business is in the bio-pharmaceutical, medical device, healthcare IT or Healthcare Services industries, (b) has a ratio of total Indebtedness to Net Assets equal to or less than 0.33; and (c) has at least one (1) year of Operating Liquidity, as measured by demonstrating sufficient access to liquidity (as reasonably determined by the Servicer) to cover such obligor’s operating and interest expense for the subsequent 12 months.

17.	In the case of Portfolio Investments consisting of Loans to Late Stage Venture Companies, such Loans are Senior Secured Loans.

The following capitalized terms used in this Schedule 3 shall have the meanings set forth below:

“Eligible Currency” means U.S. Dollars and any Permitted Non-USD Currency.

“Eligible Jurisdictions” means the United States and any State or territory thereof, Canada and the United Kingdom (and any other jurisdiction as agreed to by the Administrative Agent in its sole discretion).

“Letter of Credit” means a facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an underlying instrument, (ii) if the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant.

“Net Assets” means, as of any date of determination with respect to any obligor under a Portfolio Investment, (a) the total assets of such obligor minus (b) the total liabilities of such obligor, in each case as such amount would, in conformity with GAAP, be set forth on the balance sheet of such obligor.

“Operating Liquidity” means the cash on the balance sheet and availability under credit facilities of an underlying obligor with respect to a Portfolio Investment, as reasonably determined by the Servicer.

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

“Synthetic Security” means a security or swap transaction, other than a participation interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Zero-Coupon Security” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding or (b) pays interest only at its stated maturity.

SCHEDULE 4

Concentration Limitations

The “Concentration Limitations” shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments (other than any Ineligible Investments) owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:

1.

Portfolio Investments issued by a single obligor and its affiliates may not exceed an aggregate principal balance equal to (x) prior to the first anniversary of the Effective Date, 7% of the Collateral Principal Amount and (y) on and after the first anniversary of the Effective Date, 5% of the Collateral Principal Amount; provided that (a) during the Ramp-Up Period, (i) Portfolio Investments issued by one (1) obligor and its affiliates may constitute up to an aggregate principal balance equal to 15% of the Collateral Principal Amount and (ii) Portfolio Investments issued by three (3) obligors and their respective affiliates may constitute up to an aggregate principal balance equal to 10% of the Collateral Principal Amount, (b) following the Ramp-Up Period and prior to the first anniversary of the Effective Date, Portfolio Investments issued by three (3) obligors and their respective affiliates may constitute up to an aggregate principal balance equal to 10% of the Collateral Principal Amount and (c) on and after the first anniversary of the Effective Date, Portfolio Investments issued by three (3) obligors and their respective affiliates may constitute up to an aggregate principal balance equal to 6.7% of the Collateral Principal Amount; provided further that, in the case of clauses (a) through (c), such Portfolio Investments consist of Senior Secured Loans to obligors with an EBITDA greater than U.S.$15,000,000.

2.

During the Ramp-Up Period, not less than 75% of the Collateral Principal Amount may consist of Senior Secured Loans (excluding Senior Secured Loans to obligors that are Late Stage Venture Companies) and cash and Eligible Investments on deposit in the Collection Account or the Permitted Non-USD Currency Accounts as Principal Proceeds.

3.

Following the Ramp-Up Period, not less than 80% of the Collateral Principal Amount may consist of Senior Secured Loans (excluding Senior Secured Loans to obligors that are Late Stage Venture Companies) and cash and Eligible Investments on deposit in the Collection Account or the Permitted Non-USD Currency Accounts as Principal Proceeds.

4.	Not more than 15% of the Collateral Principal Amount may consist of Second Lien Loans.

5.	Not more than 15% of the Collateral Principal Amount may consist of Loans to obligors with an EBITDA of less than U.S.$15,000,000 and Loans to Late Stage Venture Companies.

6.	Not less than 85% of the Collateral Principal Amount may be denominated in U.S. Dollars. Not more than 15% of the Collateral Principal Amount may be denominated and payable in GBP or CAD.

7.

Not more than 12.5% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to the same Global Industry Classification Standard (“GICS”) industry classification; provided that (a) in addition to clauses (b) through (d) below, Portfolio Investments that are issued by obligors within up to two GICS industry classifications may each constitute up to 15% of the Collateral Principal Amount, (b) Portfolio Investments that are issued by obligors that belong to the GICS sector for Health Care may constitute up to 35% of the Collateral Principal Amount, (c) Portfolio Investments that are issued by obligors that belong to any GICS sector other than the Health Care sector may constitute up to 30% of the Collateral Principal Amount (as set forth, for the avoidance of doubt, in Schedule 6 hereto under the “Sector Cap” column) and (d) Lender Finance Portfolio Investments may constitute up to 15% of the Collateral Principal Amount. As used herein, “Global Industry Classification Standard” means a sector or industry classification set forth in Schedule 6 hereto, as applicable, which classification shall be (x) determined by the Servicer (with the consent of the Administrative Agent) on the Purchase Date for the applicable Portfolio Investment and (y) updated at the option of the Servicer (with the consent of the Administrative Agent) if GICS publishes revised industry classifications.

8.

The Unfunded Exposure Amount shall not exceed 10% of the Collateral Principal Amount; provided that any Unfunded Exposure Amount shall be cash collateralized as required in accordance with Section 2.03(g).

SCHEDULE 6

GICS Classifications
Sector Classification	Sector Cap	Industry Code	Industry Classification
Energy	30%	101010	Energy Equipment & Services
		101020	Oil, Gas & Consumable Fuels
Materials	30%	151010	Chemicals
		151020	Construction Materials
		151030	Containers & Packaging
		151040	Metals & Mining
		151050	Paper & Forest Products
Industrials	30%	201010	Aerospace & Defense
		201020	Building Products
		201030	Construction & Engineering
		201040	Electrical Equipment
		201050	Industrial Conglomerates
		201060	Machinery
		201070	Trading Companies & Distributors
		202010	Commercial Services & Supplies
		202020	Professional Services
		203010	Air Freight & Logistics
		203020	Airlines
		203030	Marine
		203040	Road & Rail
		203050	Transportation Infrastructure
Consumer Discretionary	30%	251010	Auto Components
		251020	Automobiles
		252010	Household Durables
		252020	Leisure Products
		252030	Textiles, Apparel & Luxury Goods
		253010	Hotels, Restaurants & Leisure

GICS Classifications
Sector Classification	Sector Cap	Industry Code	Industry Classification
		253020	Diversified Consumer Services
		255010	Distributors
		255020	Internet & Direct Marketing Retail
		255030	Multiline Retail
		255040	Specialty Retail
Consumer Staples	30%	301010	Food & Staples Retailing
		302010	Beverages
		302020	Food Products
		302030	Tobacco
		303010	Household Products
		303020	Personal Products
Health Care	35%	351010	Health Care Equipment & Supplies
		351020	Health Care Providers & Services
		351030	Health Care Technology
		352010	Biotechnology
		352020	Pharmaceuticals
		352030	Life Sciences Tools & Services
Financials	30%	401010	Banks
		401020	Thrifts & Mortgage Finance
		402010	Diversified Financial Services
		402020	Consumer Finance
		402030	Capital Markets
		402040	Mortgage Real Estate Investment Trusts (REITs)
		403010	Insurance
Information Technology	30%	451020	IT Services
		451030	Software
		452010	Communications Equipment
		452020	Technology Hardware, Storage & Peripherals
		452030	Electronic Equipment, Instruments & Components

GICS Classifications
Sector Classification	Sector Cap	Industry Code	Industry Classification
		453010	Semiconductors & Semiconductor Equipment
Communications Services	30%	501010	Diversified Telecommunication Services
		501020	Wireless Telecommunication Services
		502010	Media
		502020	Entertainment
		502030	Interactive Media & Services
Utilities	30%	551010	Electric Utilities
		551020	Gas Utilities
		551030	Multi-Utilities
		551040	Water Utilities
		551050	Independent Power and Renewable Electricity Producers
Real Estate	30%	601010	Equity Real Estate Investment Trusts (REITs)
		601020	Real Estate Management & Development

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Nick Rapak

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Louis Cerrotta

Email:    louis.cerrotta@jpmorgan.com

              de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Robert Nichols

cc:

Wells Fargo Bank, National Association, as Collateral Agent

Wells Fargo Bank, National Association, as Collateral Administrator

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of February 27, 2019 (as amended, the “Agreement”), among SCP Private Credit Income BDC SPV LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), SCP Private Credit Income BDC LLC, as servicer (the “Servicer”), the lenders party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1) The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [____________].

(2) The aggregate amount of the Advance requested hereby is [U.S.$] [CAD][_________].2

(3) The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)

We hereby certify that all conditions [to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement and] to an Advance set forth in Section 2.05 of the Agreement have been satisfied or waived as of the [related Trade Date and] Advance date[, as applicable].

Very truly yours,

SCP Private Credit Income BDC SPV LLC

By
Name:
Title:

[2]

[Note: The requested Advance shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) (if any), the Borrowing Base Test is satisfied.]